Exhibit 5.1

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637

Main Tel +1 312 782 0600
Main Fax +1 312 701 7711
www.mayerbrown.com
June 23, 2020

Board of Directors
Prologis, Inc.
Pier 1, Bay 1
San Francisco, California 94111

Re:	Registration Statement on
Form S-3 (File No. 333-237366)

Ladies and Gentlemen:

We have acted as special counsel to Prologis, Inc. (“Prologis”), a Maryland corporation, Prologis, L.P. (the “Parent Guarantor”), a Delaware limited partnership, and Prologis Yen Finance, a Delaware limited liability company (the “Issuer”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of ¥9,300,000,000 aggregate principal amount of the Issuer’s 0.589% Notes due 2027 (the “2027 Notes”), ¥5,300,000,000 aggregate principal amount of the Issuer’s 0.850% Notes due 2030 (the “2030 Notes”), ¥11,600,000,000 aggregate principal amount of the Issuer’s 1.003% Notes due 2032 (the “2032 Notes”), ¥13,000,000,000 aggregate principal amount of the Issuer’s 1.222% Notes due 2035 (the “2035 Notes”) and ¥2,000,000,000 aggregate principal amount of the Issuer’s 1.600% Notes due 2050 (the “2050 Notes” and, together with the 2027 Notes, 2030 Notes, 2032 Notes and 2035 Notes, the “Notes”) and the related guarantees thereof by the Parent Guarantor (the “Guarantees”), each as described in the prospectus, as supplemented by the prospectus supplement, dated as of June 18, 2020 (the “Prospectus Supplement”), relating to the Notes and the corresponding Guarantees (the “Prospectus”) contained in Prologis’s, the Issuer’s and the Parent Guarantor’s Registration Statement on Form S-3 (File No. 333-237366) (the “Registration Statement”). The Notes and the corresponding Guarantees will be issued under the Indenture, dated as of September 25, 2018 (the “Base Indenture”), among the Issuer, the Parent Guarantor and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the first supplemental Indenture, dated as of September 25, 2018 (the Base Indenture, as supplemented by the first supplemental indenture, the “Indenture”).

We have also participated in the preparation and filing with the Securities and Exchange Commission (the “SEC”) under the Securities Act of the Registration Statement relating to the debt securities and guarantees of which the Notes and Guarantees are a part. In rendering our opinions set forth below, we have examined originals or copies identified to our satisfaction of (i) the Registration Statement, including the Prospectus; (ii) the Prospectus Supplement; (iii) Prologis’s Articles of Incorporation, as amended and supplemented; (iv) Prologis’s Eighth Amended and Restated Bylaws; (v) the certificate of limited partnership of the Parent Guarantor; (vi) the Thirteenth Amended and Restated Agreement of Limited Partnership, as amended, of the Parent Guarantor; (vii) resolutions of Prologis’s Board of Directors and committees thereof; (viii) the Indenture and (ix) the form of the Notes and corresponding Guarantees. In addition, we have examined and relied upon other documents, certificates, corporate records, opinions and instruments, obtained from the Issuer and the Parent Guarantor or other sources believed by us to be reliable, as we have deemed necessary or appropriate for the purpose of this opinion. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership) and Tauil & Chequer Advogados (a Brazilian partnership).

Mayer Brown llp

Board of Directors Prologis, Inc.
June 23, 2020
Page 2

Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that:

(i)       The Notes have been duly authorized and, when executed by the Issuer and authenticated by the Trustee in the manner provided for in the Indenture and delivered against payment therefore, will constitute valid and binding obligations of the Issuer, enforceable in accordance with their terms, except as (a) the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances, and will be entitled to the benefits of the Indenture; and

(ii)      The Guarantees have been duly authorized and, when executed by the Parent Guarantor and when the Notes have been authenticated by the Trustee in the manner provided for in the Indenture and delivered against payment therefore, will constitute valid and binding obligations of the Parent Guarantor, enforceable against the Parent Guarantor in accordance with their terms, except as (a) the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances, and will be entitled to the benefits of the Indenture.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the related Prospectus and Prospectus Supplement under the caption “Legal Matters” with respect to the matters stated therein. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

The opinions contained herein are limited to Federal laws of the United States and the laws of the State of New York, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act and the Maryland General Corporation Law. We are not purporting to opine on any matter to the extent that it involves the laws of any other jurisdiction.

Mayer Brown llp

Board of Directors Prologis, Inc.
June 23, 2020
Page 3

This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to Prologis, the Parent Guarantor, the Issuer or any other person, or any other document or agreement involved with issues addressed herein. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

Sincerely,

/s/ Mayer Brown LLP

Mayer Brown LLP